UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 19, 2016

WESTAR ENERGY, INC.

(Exact name of registrant as specified in its charter)

KANSAS	1-3523	48-0290150
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas		66612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (785) 575-6300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

WESTAR ENERGY, INC.

Item 8.01. Other Events

On December 19, 2016, we amended our $270 million revolving credit facility, dated February 18, 2011, and our $730 million revolving credit facility, dated September 29, 2011 and as amended from time to time. Among other changes, the amendment to the $270 million revolving credit facility extended the maturity of the facility by one year. As amended, the $270 million facility matures on February 18, 2018 and, so long as there is no default or event of default under the facility, we may elect to extend it for an additional year, subject to lender participation. The amendments to both credit facilities added certain standard market features, such as provisions to address negative interest rates and recent regulatory developments. All borrowings under both revolving credit facilities are secured by first mortgage bonds of Kansas Gas and Electric Company, our wholly-owned subsidiary.

In addition, pursuant to these amendments, the lenders in each credit facility consented to our pending merger with Great Plains Energy Incorporated, and agreed to technical changes that would be required following the closing of the merger.

The foregoing description of the amendments is not complete and is qualified in its entirety by reference to the amendments, which are attached hereto as Exhibit 10.1 and Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	First Amendment to Credit Agreement, dated December 19, 2016, by and among Westar Energy, Inc. and the several banks and other financial institutions or entities from time to time parties thereto

Exhibit 10.2	Amendment Agreement, dated December 19, 2016, by and among Westar Energy, Inc. and the several banks and other financial institutions or entities from time to time parties thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTAR ENERGY, INC.

Date: December 20, 2016	By:	/s/ Larry D. Irick
	Name:	Larry D. Irick
	Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 10.1	First Amendment to Credit Agreement, dated December 19, 2016, by and among Westar Energy, Inc. and the several banks and other financial institutions or entities from time to time parties thereto

Exhibit 10.2	Amendment Agreement, dated December 19, 2016, by and among Westar Energy, Inc. and the several banks and other financial institutions or entities from time to time parties thereto